AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of the 21st day of December, 2020, by and between each Fund listed on Annex A to the Agreement (as defined below) (each, a “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and each Fund entered into a Custody Agreement dated as of October 3, 2018, as amended (the “Agreement”) relating to BNY Mellon’s provision of services to each Fund.

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Annex A to the Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto.

2.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(b)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(c)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(d)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

Authorized Signer of:	Authorized Officer of:
EACH FUND LISTED ON ANNEX A	THE BANK OF NEW YORK MELLON

By: /s/ Lauren Thedford	By: /s/ Robert Jordan
Name: Lauren Thedford	Name: Robert Jordan
Title: Secretary	Title: Director
Date: January 4, 2021	Date: 1/11/21

Address for Notice:	Address for Notice:
For Funds in Group A on Annex A:

NexPoint Advisors, L.P.	The Bank of New York Mellon
300 Crescent Court, Suite 700	c/o BNY Mellon Asset Servicing
Dallas, Texas 75201	135 Santilli Highway I
Everett, MA 02149

Attention: R-Operations	Attention: Mary F. Mitchell

For Funds in Group B on Annex A:

Highland Capital Management Fund Advisors, L.P.
300 Crescent Court, Suite 700
Dallas, Texas 75201

Attention: R-Operations

Annex A

(Amended and Restated as of December 21, 2020)

FUNDS

Group A

NexPoint Real Estate Strategies Fund

NexPoint Strategic Opportunities Fund

NexPoint Real Estate Capital, LLC*

NexPoint Real Estate Opportunities, LLC*

Group B

Highland Funds I

Highland Healthcare Opportunities Fund (formerly, Highland Long/Short

Healthcare Fund)

Highland Merger Arbitrage Fund

Highland Opportunistic Credit Fund

Highland Funds II

Highland Energy MLP Fund

Highland Fixed Income Fund

Highland Socially Responsible Equity Fund (formerly, Highland Premier Growth

Equity Fund)

Highland Small-Cap Equity Fund Highland Total Return Fund

Highland Global Allocation Fund

GAF REIT Sub II, LLC*

Highland Income Fund (formerly, Highland Floating Rate Opportunities Fund)

HFRO Sub, LLC

Gambier Bay, LLC

*	REIT Subsidiary